Exhibit 10.49

EQUIPMENT LEASE AGREEMENT
(KCSR 2005-1)
dated as of December 20, 2005
between
KCSR TRUST 2005-1, acting through
WILMINGTON TRUST COMPANY,
not in its individual capacity, except as otherwise
expressly provided herein, but solely as Owner Trustee,
Lessor
and
THE KANSAS CITY SOUTHERN RAILWAY COMPANY,
Lessee
SD70MAC Locomotives

CERTAIN OF THE RIGHT, TITLE AND INTEREST OF LESSOR IN AND TO THIS LEASE, THE EQUIPMENT COVERED HEREBY AND THE RENT DUE AND TO BECOME DUE HEREUNDER HAVE BEEN ASSIGNED AS COLLATERAL SECURITY TO, AND ARE SUBJECT TO A SECURITY INTEREST IN FAVOR OF, WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE UNDER A TRUST INDENTURE AND SECURITY AGREEMENT (KCSR 2005-1), DATED AS OF DECEMBER 20, 2005 BETWEEN SAID INDENTURE TRUSTEE, AS SECURED PARTY, AND LESSOR, AS DEBTOR. INFORMATION CONCERNING SUCH SECURITY INTEREST MAY BE OBTAINED FROM INDENTURE TRUSTEE AT ITS ADDRESS SET FORTH IN SECTION 20 OF THIS LEASE. THIS LEASE AGREEMENT HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS, ONLY THAT COUNTERPART TO BE DEEMED THE ORIGINAL COUNTERPART FOR CHATTEL PAPER PURPOSES CONTAINS THE RECEIPT THEREFOR EXECUTED BY WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, ON THE SIGNATURE PAGE THEREOF. SEE SECTION 26.2 FOR INFORMATION CONCERNING THE RIGHTS OF THE ORIGINAL HOLDER AND THE HOLDERS OF THE VARIOUS COUNTERPARTS HEREOF.

     Memorandum of Equipment Lease Agreement (KCSR 2005-1) filed with the Surface Transportation Board pursuant to 49 U.S.C. § 11301 on December 21, 2005 at 3:24PM., Recordation Number 26046, and deposited in the Office of the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act on December 21, 2005.

Equipment Lease Agreement (KCSR 2005-1)

Equipment Lease Agreement (KCSR 2005-1)	- ii -

ATTACHMENTS TO EQUIPMENT LEASE AGREEMENT:
Exhibit A            –            Form of Lease Supplement
Appendix A       –            Definitions

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EQUIPMENT LEASE AGREEMENT
(KCSR 2005-1)
     This EQUIPMENT LEASE AGREEMENT (KCSR 2005-1), dated as of December 20, 2005 (this “Lease”), between KCSR TRUST 2005-1, a Delaware statutory trust (“Lessor”), acting through WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity except as expressly stated herein, but solely as trustee created under the Trust Agreement (as hereinafter defined) (in its individual capacity “Trust Company” and as Owner Trustee, together with its permitted successors and assigns, called the “Owner Trustee”), and THE KANSAS CITY SOUTHERN RAILWAY COMPANY, a Missouri corporation (“Lessee”),
W I T N E S S E T H:

SECTION 1.	DEFINITIONS.
     Unless the context otherwise requires, all capitalized terms used herein without definition shall have the respective meanings set forth in Appendix A hereto for all purposes of this Lease.

SECTION 2.	ACCEPTANCE AND LEASING OF EQUIPMENT.
     Lessor hereby agrees (subject to satisfaction or waiver of the conditions applicable to the Delivery Date set forth in Section 4.1 of the Participation Agreement), simultaneously with the delivery of each Unit of Equipment from Seller to Lessor, and acceptance thereof by Lessor, to accept on behalf of Lessor delivery of such Unit of Equipment from Seller, as evidenced by the execution and delivery by Lessee (as the authorized representative of Lessor) of a Certificate of Acceptance with respect to such Unit and thereafter to lease such Unit to Lessee hereunder. Lessee further agrees (subject to satisfaction or waiver of the conditions applicable to the Closing Date for such Unit set forth in Article IV of the Participation Agreement) to execute and deliver a Lease Supplement covering such Unit. Lessor hereby authorizes one or more employees or agents of Lessee, designated by Lessee, to act on behalf of Lessor as its authorized representative or representatives to accept delivery of the Equipment and to execute and deliver such Certificate of Acceptance, all in accordance with Section 2.3(b) of the Participation Agreement. Lessee hereby agrees that such acceptance of delivery by such authorized representative or representatives on behalf of Lessor shall, without further act, irrevocably constitute acceptance by Lessee of such Unit for all purposes of this Lease.

SECTION 3.	TERM AND RENT.
     Section 3.1. Lease Term. The interim term of this Lease (the “Interim Term”) shall commence for each Unit on the Delivery Date for such Unit and shall terminate at 11:59 P.M. (New York City time) on the day before the Basic Term Commencement Date for such Unit. The basic term of this Lease (the “Basic Term”) for each Unit shall commence on the Closing Date for such Unit and, subject to earlier termination pursuant to Sections 10, 11, 15, and 22.1, shall expire at 11:59 P.M. (New York City time) on the Basic Term Expiration Date for such Unit. Subject and pursuant to Section 22.2, Lessee may elect one or more Renewal Terms with respect to any Unit.

Equipment Lease Agreement (KCSR 2005-1)

     Section 3.2. Basic Rent. (a) Lessee and Lessor hereby agree that no Rent (other than Supplemental Rent, if any) shall be payable to Lessor during the Interim Term. Lessee hereby agrees to pay Lessor Basic Rent for each Unit throughout the Basic Term applicable thereto on the first Rent Payment Date and in consecutive semi-annual installments thereafter payable on each Rent Payment Date. Each such payment of Basic Rent shall be in an amount equal to the product of the Equipment Cost for such Unit multiplied by the Basic Rent percentage for such Unit set forth opposite such Rent Payment Date on Schedule 2 to the Lease Supplement for such Unit (as such Schedule 2 shall be adjusted pursuant to Section 2.6 of the Participation Agreement). Basic Rent shall be payable on the Rent Payment Dates as set forth in Schedule 2 to the Lease Supplement for such Unit. Basic Rent shall be allocated and accrued for use of the Units as specified in Schedule 5 to the Lease Supplement for such Unit (“Allocated Rent”). For the avoidance of doubt, and notwithstanding anything to the contrary herein, the parties agree that irrespective of Lessee’s payment obligation on each Rent Payment Date, Lessee’s liability on account of the use of each Unit shall be allocated to each Lease Period in the amount of Allocated Rent set forth in Schedule 5 to the Lease Supplement for such Unit. Basic Rent allocated to any Lease Period shall be further allocated ratably to each day within such Lease period. Basic Rent shall be allocated to each calendar year in the Lease Term based upon the assumption that each calendar year in the Lease Term is 360 days, consisting of four 90-day quarters and twelve 30-day months.
     (b) It is the intention of Lessor and Lessee that: (i) for purposes of Section 467 of the Code the Allocated Rent derived by multiplying Equipment Cost by the percentage set forth for each Lease Period on Schedule 5 to the applicable Lease Supplement under the caption “Allocated Rent” constitutes a specific allocation of “fixed rent” within the meaning of Treasury Regulation section 1.467-1(c)(2)(ii) with the effect that each of Lessor and Lessee shall accrue rental income and rental expense, respectively, in the amount equal to Equipment Cost multiplied by the percentage as set forth for each Lease Period under the column with the heading “Allocated Rent” on Schedule 5 to the applicable Lease Supplement.
     (c) Lessor and Lessee agree that a prepaid or deferred rent balance may exist at certain times during the Basic Term. It is the intention of Lessor and Lessee that any such prepaid or deferred rent balance shall (A) in the case of a prepaid rent balance, give rise to a loan from Lessee to Lessor in the amount of any positive loan balance (the “Lessor Loan Balance”) computed by multiplying the percentage set forth in Schedule 6 to the applicable Lease Supplement under the caption “Loan Balance” by the Equipment Cost, and in the case of a deferred rent balance, shall give rise to a loan from Lessor to Lessee in the amount of any negative loan balance (the “Lessee Loan Balance”) computed by multiplying the percentage set forth in Schedule 6 to the applicable Lease Supplement under the caption “Loan Balance” by the Equipment Cost and (B) such loan shall provide for “adequate stated interest” within the meaning of Treasury Regulation section 1.467-2(b)(ii). If there shall be an outstanding Lessor Loan Balance, Lessor shall deduct interest expense and Lessee shall include interest income, in each case, in an amount equal to the product of Equipment Cost multiplied by the percentage set forth under the caption “Interest Amount” for the applicable period identified on Schedule 6 to the applicable Lease Supplement. If there shall be an outstanding Lessee Loan Balance, Lessee shall deduct interest expense and Lessor shall include interest income, in each case, in an amount equal to the product of Equipment Cost multiplied by the percentage set forth under the caption

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“Interest Amount” for the applicable period identified on Schedule 6 to the applicable Lease Supplement.
     (d) The obligations of Lessor to Lessee under this Section 3.2 (including Lessor’s obligation with respect to any loan from Lessee as represented by any Lessor Loan Balance) (i) are subject and subordinate to the obligations of Lessor under the Indenture and of Lessee to Lessor under any other Operative Agreement, (ii) are payable exclusively from amounts distributable under clause “second” of Section 3.01 of the Indenture or clause “fourth” of Section 3.03 of the Indenture, (iii) shall be suspended at any time a Specified Default or an Event of Default is continuing (unless all amounts payable to the Loan Participants under Section 3.03 of the Indenture shall have been satisfied in full and Lessee has paid Lessor all amounts due to Lessor and Owner Participant under the Operative Agreements), and (iv) shall not be enforceable by Lessee other than by written demand unless all amounts payable to the Loan Participants under Section 3.03 of the Indenture shall have been satisfied in full and Lessee has paid Lessor all amounts due to Lessor and Owner Participant under the Operative Agreements. Lessee acknowledges, consents and agrees to the subordination and other terms set forth in the previous sentence.
     The EBO Fixed Purchase Price, each Stipulated Loss Value and each Termination Value, as of any Determination Date, reflects the subtraction of any Lessor Loan Balance and accrued interest thereon and the addition of any Lessee Loan Balance, accrued interest thereon and accrued Basic Rent; and the payment thereof, or any amount calculated by reference thereto, by Lessee as and when due hereunder in connection with a termination of this Lease with respect to any Unit pursuant to Section 10, 11, 15 or 22.1 shall effect a repayment, by offset, of the Lessor Loan Balance or a repayment of the Lessee Loan Balance, as the case may be.
     (e) In the event that the amount of fixed rent payable under the Lease is deemed to be less than or more than the aggregate amount of Basic Rent identified on Schedule 2 to the applicable Lease Supplement (and such increase is deemed to be fixed rent within the meaning of Treasury Regulation section 1.467-1(h)(3) or such decrease is deemed to be a decrease of fixed rent within the meaning of Treasury Regulation section 1.467-1(h)(3)), the amount of Allocated Rent for each Lease Period shall be increased or decreased, as the case may be, by an amount equal to the deemed increase or decrease in Basic Rent payments multiplied by a fraction, the numerator of which is equal to the amount of Allocated Rent for such Lease Periods and the denominator of which is the aggregate amount of Allocated Rent for all Lease Periods. The adjusted Allocated Rent shall constitute Allocated Rent for all purposes of this Lease.
     (f) Anything contained herein or in the Participation Agreement to the contrary notwithstanding, each installment of Basic Rent (both before and after any adjustment pursuant to Section 2.6 of the Participation Agreement) shall be, under any circumstances and in any event, in an amount at least sufficient for Lessor to pay in full as of the due date of such installment, any payment of principal of and interest on the Equipment Notes required to be paid by Lessor pursuant to the Indenture on such due date.
     Section 3.3. Supplemental Rent. Lessee also agrees to pay to Lessor, or to whomsoever shall be entitled thereto, any and all Supplemental Rent, promptly as the same shall become due and owing, or where no due date is specified, promptly after demand by the Person entitled

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thereto, and in the event of any failure on the part of Lessee to pay any Supplemental Rent, Lessor shall have all rights, powers and remedies provided for herein or by law or equity or otherwise as in the case of nonpayment of Basic Rent. Without limiting the generality of the foregoing, Lessee will pay, as Supplemental Rent, (i) on demand, to the extent permitted by applicable law, an amount equal to interest at the applicable Late Rate on any part of any installment of Basic Rent not paid when due for any period for which the same shall be overdue and on any payment of Supplemental Rent not paid when due or demanded, as the case may be, for the period from such due date or demand until the same shall be paid, (ii) an amount equal to any Make-Whole Amount due under Section 2.10(c) of the Indenture to the extent not paid by Lessee, (iii) in the case of the termination of this Lease with respect to any Unit pursuant to Section 10, on the applicable Termination Date, an amount equal to the Make-Whole Amount, if any, with respect to the principal amount of each Equipment Note to be prepaid as a result of such termination, (iv) in the case of a termination of this Lease with respect to any Unit pursuant to Section 22.1, on the date such Unit is purchased, an amount equal to the Make-Whole Amount, if any, with respect to any Equipment Note to be prepaid on such date, (v) in the case of any refunding or refinancing pursuant to Section 11.2 of the Participation Agreement or any prepayment pursuant to Section 2.10(d) of the Indenture, on the date specified in the agreement referred to in Section 11.2(a) of the Participation Agreement or Section 2.10(d) of the Indenture, as applicable, an amount equal to the Make-Whole Amount, if any, with respect to the principal amount of each Equipment Note outstanding on the Refunding Date, and (vi) on demand, any payments required under the Tax Indemnity Agreement or Section 7 of the Participation Agreement and (vi) all amounts payable by Lessor under Section 7.02 of the Indenture. All Supplemental Rent to be paid pursuant to this Section 3.3 shall be payable in the type of funds and in the manner set forth in Section 3.5.
     Section 3.4. Adjustment of Rent. Lessee and Lessor agree that the Basic Rent, Stipulated Loss Value and Termination Value percentages shall be adjusted to the extent provided in Section 2.6 of the Participation Agreement.
     Section 3.5. Manner of Payments. All Rent (other than Supplemental Rent payable to Persons other than Lessor, which shall be payable to such other Persons in accordance with written instructions furnished to Lessee by such Persons, as otherwise provided in any of the Operative Agreements or as required by law) shall be paid by Lessee to Lessor at its office at Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-0001, Attention: Corporate Trust Administration. All Rent shall be paid by Lessee in funds consisting of lawful currency of the United States of America, which shall be immediately available to the recipient not later than 12:00 noon (New York City time) on the date of such payment, provided that so long as the Indenture shall not have been discharged pursuant to the terms thereof, Lessor hereby directs, and Lessee agrees, that all Rent (excluding Excepted Property) payable to Lessor and assigned to Indenture Trustee shall be paid directly to Indenture Trustee at the times and in funds of the type specified in this Section 3.5 at the office of Indenture Trustee at 299 South Main Street, 12th Floor, MAC: U1228-120, Salt Lake City, Utah 84111, Attention: Corporate Trust Department, or at such other location in the United States of America as Indenture Trustee may otherwise direct.

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SECTION 4.	OWNERSHIP AND MARKING OF EQUIPMENT.
     Section 4.1. Retention of Title. Lessor shall and hereby does retain full legal title to and ownership of the Equipment notwithstanding the delivery of the Equipment to Lessee hereunder.
     Section 4.2. Duty to Number and Mark Equipment. On or before each Closing Date, Lessee shall cause each Unit to be numbered with the reporting mark shown on the Lease Supplement for such Unit dated such Closing Date and, within 30 days of the applicable Closing Date and at all times thereafter, shall cause each Unit to be plainly, distinctly, permanently and conspicuously marked by a plate or stencil printed in contrasting colors upon each side of each Unit, in letters not less than one inch in height, a legend substantially as follows:
“SUBJECT TO A SECURITY AGREEMENT RECORDED
WITH THE SURFACE TRANSPORTATION BOARD”
or
“OWNERSHIP SUBJECT TO A SECURITY AGREEMENT FILED
WITH THE SURFACE TRANSPORTATION BOARD”
with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect Lessor’s right, title and interest in and to such Unit, its rights under this Lease and the rights of Indenture Trustee. Except as provided hereinabove, Lessee will not place any such Units in operation or exercise any control or dominion over the same until the required legend shall have been so marked on both sides thereof, and will replace promptly any such word or words in such legend which may be removed, defaced, obliterated or destroyed. Lessee will not change the reporting mark of any Unit except in accordance with a statement of new reporting marks to be substituted therefor, which statement shall be delivered to Lessor by Lessee and a supplement to this Lease and the Indenture with respect to such new reporting marks shall be filed or recorded by Lessee in all public offices where this Lease and the Indenture shall have been filed or recorded, in each case promptly after a Responsible Officer of Lessee obtains actual knowledge of such change.
     Section 4.3. Prohibition against Certain Designations. Except as above provided, Lessee will not allow the name of any Person to be placed on any Unit as a designation that might reasonably be interpreted as a claim of ownership; provided, however, that subject to the delivery of the statement specified in the last sentence of Section 4.2, Lessee may cause the Equipment to be lettered with the names or initials or other insignia customarily used by Lessee or any permitted sublessees or any of their respective Affiliates on railroad equipment used by it of the same or a similar type.

SECTION 5.	DISCLAIMER OF WARRANTIES; RIGHT OF QUIET ENJOYMENT.
     Section 5.1. Disclaimer of Warranties. Without waiving any claim Lessee may have against any seller, supplier or manufacturer, LESSEE ACKNOWLEDGES AND AGREES THAT, (i) EACH UNIT IS OF A SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED BY AND ACCEPTABLE TO LESSEE, (ii) LESSEE IS SATISFIED THAT EACH UNIT IS SUITABLE FOR ITS PURPOSES, (iii) NEITHER LESSOR NOR OWNER

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PARTICIPANT IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND, (iv) EACH UNIT IS LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS AND GOVERNMENTAL REGULATIONS NOW IN EFFECT OR HEREINAFTER ADOPTED, AND (v) LESSOR LEASES AND LESSEE TAKES EACH UNIT “AS-IS”, “WHERE-IS” AND “WITH ALL FAULTS”, AND LESSEE ACKNOWLEDGES THAT NEITHER LESSOR, AS LESSOR OR IN ITS INDIVIDUAL CAPACITY, NOR OWNER PARTICIPANT MAKES NOR SHALL BE DEEMED TO HAVE MADE, AND EACH EXPRESSLY DISCLAIMS, ANY AND ALL RIGHTS, CLAIMS, WARRANTIES OR REPRESENTATIONS EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, DESIGN, OPERATION, MERCHANTABILITY THEREOF OR AS TO THE TITLE OF THE EQUIPMENT, THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREOF OR CONFORMITY THEREOF TO SPECIFICATIONS, FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, THE ABSENCE OF ANY LATENT OR OTHER DEFECT, WHETHER OR NOT DISCOVERABLE, OR AS TO THE ABSENCE OF ANY OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT THERETO, except that Lessor, in its individual capacity, represents and warrants that on the Delivery Date, Lessor shall have received whatever title to the Equipment delivered on or prior to the Delivery Date as was conveyed to Lessor by Seller and each Unit will be free of Lessor’s Liens attributable to Lessor in its individual capacity. During the Lease Term so long as no Event of Default shall have occurred and be continuing, Lessor hereby appoints and constitutes Lessee its agent and attorney-in-fact during the Lease Term to assert and enforce, from time to time, in the name and for the account of Lessor and Lessee, as their interests may appear, but in all cases at the sole cost and expense of Lessee, whatever claims and rights Lessor may have as owner of the Equipment against the manufacturers or any prior owner thereof.
     Section 5.2. Quiet Enjoyment. Each party to this Agreement acknowledges notice of, and consents in all respects to, the terms of this Lease, and expressly, severally and as to its own actions only, agrees that, notwithstanding any other provision of any of the Operative Agreements, so long as no Lease Event of Default has occurred and is continuing, it shall not take or cause to be taken any action inconsistent with Lessee’s rights under this Lease or otherwise through its own actions in any way interfere with or interrupt the quiet enjoyment of the use, operation and possession of any Unit by Lessee.

SECTION 6.	RETURN OF EQUIPMENT; STORAGE.
     Section 6.1. General. (a) On the expiration of the Lease Term with respect to any Unit which has not been purchased by Lessee, Lessee will, at its own cost and expense, deliver possession of such Unit to Lessor at not more than three interchange points on the tracks of Lessee in the U.S., f.o.b. such interchange point, as Lessor may reasonably designate to Lessee in writing at least 90 days before the end of the Lease Term or, in the absence of such designation, as Lessee may select or, if Lessor has requested storage pursuant to Section 6.3, to the location determined in accordance with Section 6.3. Upon expiration of the Lease Term with respect to such Unit, compliance with the terms hereof and tender of such Unit at the location determined in accordance with this Section 6.1(a), this Lease and the obligation to pay Basic Rent and all other Rent for such Unit accruing subsequent to such expiration (except for Supplemental Rent

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obligations with respect to such Unit surviving pursuant to the Participation Agreement or the Tax Indemnity Agreement or which have otherwise accrued but not been paid as of the date of the expiration of the Lease Term) shall terminate.
     (b) In the event any Unit is not returned as hereinabove provided at the expiration of the Lease Term with respect to such Unit, Lessee may retain custody and control of such Unit so long as Lessee is attempting to remedy any condition delaying such return, and in any case the covenants of Lessee (other than with respect to Basic Rent) under this Lease (including those pertaining to indemnities, Liens, maintenance and insurance) shall continue with respect to such Unit until such return of such Unit and, regardless of whether such delay shall be attributable to Lessee or any permitted sublessee, Lessee shall pay holdover rent to Lessor for the first 30 days in an amount equal to the daily equivalent of rent during the preceding term, and thereafter in an amount equal to 120% of the daily equivalent of the greater of (i) the arithmetic average of the Basic Rent during the Basic Term for such Unit (or, if the failure to return occurs after a Renewal Term, the arithmetic average of the Basic Rent paid during the Renewal Term for such Unit) and (ii) the Fair Market Rental Value for such Unit. The provision for payment pursuant to the immediately preceding sentence shall not be in abrogation of Lessor’s right under Section 6.1 (a) to have such Unit returned to it hereunder.
     Section 6.2. Condition of Equipment. Each Unit when returned to Lessor pursuant to Section 6.1(a) shall (i) be capable of performing the functions for which it was designed, at its originally rated horsepower without material degradation, with all mechanical and electrical components in good working order, (ii) have no broken glass or material corrosion, (iii) have installed all required operational software (with paid-in-full site licenses) necessary for the operation of the Unit in compliance with the return provisions of this Lease, (iv) otherwise be in the condition required by Sections 8.1 and 9.3 and (v) be free and clear of all Liens except Lessor’s Liens and Permitted Liens, provided that Lessee agrees to promptly discharge any such Permitted Lien upon return of the Unit and Lessor’s sole remedy for any breach of this clause (v) being damages at law or specific performance at equity. In addition, Lessee shall return with each Unit all maintenance and overhaul records for such Unit. Except as expressly provided in this Section 6.2, there will be no further requirements imposed upon Lessee with respect to the condition of any Unit upon its return in accordance with the provisions of Section 6.1 hereof and this Section 6.2.
     Section 6.3. Storage. Upon the expiration of the Lease Term with respect to each Unit, upon written request of Lessor received at least 60 days prior to the end of the Lease Term with respect to such Unit, Lessee shall permit Lessor to store each such Unit, free of charge, except as provided below, at such location on the tracks of Lessee used by Lessee for the storage of surplus rolling stock or locomotives or rolling stock or locomotives available for sale as shall be reasonably designated by Lessor (taking into account, among other things, Lessee’s storage capacity, security and access) in its request for storage pursuant to this Section 6.3 for a period (the “Storage Period”) beginning on the expiration of the Lease Term and ending not more than 60 days after the later of the expiration of the Lease Term or the date on which 50% of all Units to be returned at the expiration of the Lease Term have been returned; provided that, with respect to any Unit returned after the expiration of the Lease Term for such Unit, the Storage Period for such Unit shall begin on the date of return of such Unit and end not more than 60 days thereafter. Any storage facilities provided by Lessee pursuant to this Section 6.3 shall, in all cases, be at the

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cost to Lessor of insurance and Lessee’s out-of-pocket costs in connection with providing any services not contemplated hereby to be provided during the Storage Period and at the risk of Lessor, including but not limited to any deterioration of any Unit caused by moisture or any weather-related cost to the extent such cost arises during such period of storage and not as a result of Lessee’s violation of its obligations under this Lease (except, with respect to any injury to, or death of, any person exercising, either on behalf of Lessor or any prospective purchaser or user, the inspection rights granted pursuant to this Section 6.3, Lessee’s gross negligence or willful misconduct). With respect to the Units stored pursuant hereto, Lessee will carry and maintain with respect to stored Units, during the Storage Period, under Lessee’s insurance policies, property damage insurance and public liability insurance with respect to third party personal and property damage as Lessee then maintains in respect of equipment owned or leased by it similar in type to the Equipment; provided that (i) Lessor pays all incremental costs associated with such insurance coverage, (ii) such insurance coverage does not negatively impact upon Lessee’s loss insurance rating and (iii) any coverage provided is above Lessee’s deductibles or self-insurance retention amounts. On not more than one occasion with respect to each stored Unit and upon not less than 15 days’ prior written notice from Lessor to Lessee (which notice shall specify the transportation of no less than all of the Units), Lessee will, during the Storage Period, transport such Units, at Lessee’s cost and expense, to a destination or interchange point, f.o.b., such destination or interchange point, on Lessee’s lines specified by Lessor, whereupon Lessee shall have no further liability or obligation with respect to such Units. During the Storage Period, Lessee will permit Lessor or any person designated by it, including the authorized representative or representatives of any prospective purchaser or user of such Unit, to inspect the same; provided, however, that such inspection shall not interfere with the normal conduct of Lessee’s business and such person shall be insured to the reasonable satisfaction of Lessee with respect to any risks incurred in connection with any such inspections and Lessee (except in the case of Lessee’s gross negligence or willful misconduct) shall not be liable for any injury to, or the death of, any person exercising, either on behalf of Lessor or any prospective purchaser or user, the rights of inspection granted pursuant hereto. Lessee shall not be required to store the Equipment after the Storage Period. If Lessee stores any Unit after the Storage Period, such storage shall be at the sole expense and risk of Lessor.

SECTION 7.	LIENS.
     Lessee will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any Units or Lessee’s leasehold interest therein under this Lease or on the Trust Estate, except Permitted Liens, and Lessee shall promptly, at its own expense, take such action as may be necessary to duly discharge (by bonding or otherwise) any such Lien not excepted above if the same shall arise at any time.

SECTION 8.	MAINTENANCE; OPERATION; SUBLEASE.
     Section 8.1. Maintenance. Lessee, at its own cost and expense, shall service, maintain, repair and keep each Unit (i) in good repair and operating condition, ordinary wear and tear excepted, (ii) in accordance with (a) prudent Class I railroad industry maintenance practices in existence from time to time and (b) manufacturer’s recommendations to the extent required to maintain such manufacturer’s warranties in effect with respect to such Unit, (iii) in a manner consistent with service, maintenance, overhaul and repair practices used by Lessee in respect of

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equipment owned or leased by Lessee similar in type to such Unit and without discrimination between owned and leased Units, (iv) in compliance, in all material respects, with all applicable laws and regulations, including any applicable United States EPA Regulations and any applicable AAR Mechanical Standards and Federal Railroad Administration regulations as applicable to continued use by Lessee; provided, however, that Lessee may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such law, regulation, requirement or rule in any reasonable manner which does not materially adversely affect the rights or interests of Lessor and Indenture Trustee in the Equipment or hereunder or otherwise expose Lessor, Indenture Trustee or any Participant to criminal sanctions or release Lessee from the obligation to return the Equipment in compliance with the provisions of Section 6.2.
     Section 8.2. Operation. Lessee shall be entitled to the possession of the Equipment and to the use of the Equipment by it or any Affiliate in the general operation of Lessee’s or any such Affiliate’s freight rail business upon lines of railroad owned or operated by it or any such Affiliate, upon lines of railroad over which Lessee or any such Affiliate has trackage or other operating rights or over which railroad equipment of Lessee or any such Affiliate is regularly operated pursuant to contract and on railroad lines of other railroads (including in connection with barge-related rail transportation) in the United States, Canada and Mexico, in the usual interchange of traffic or in through or run-through service and shall be entitled to permit the use of the Equipment upon lines of railroad of connecting and other carriers in the usual interchange of traffic or pursuant to through or run-through agreements; provided Lessee shall use the Equipment only for the purpose and in the manner for which it was designed and intended and in compliance, in all material respects, with all laws, regulations and guidelines of any governmental body, the Association of American Railroads, the Federal Railroad Administration and the Surface Transportation Board and their successors and assigns. Nothing in this Section 8.2 shall be deemed to constitute permission by Lessor to any Person that acquires possession of any Unit to take any action inconsistent with the terms and provisions of this Lease and any of the other Operative Agreements. The rights of any person that acquires possession of any Unit pursuant to this Section 8.2 shall be subject and subordinate to the rights of Lessor hereunder.
     Section 8.3. Sublease. So long as no Specified Default or Event of Default shall have occurred and be continuing, Lessee shall have the right, without the prior written consent of Lessor, to sublease any Unit to or permit its use by a user incorporated under the federal laws or the laws of any state of the United States, organized under the federal laws or the laws of any province of Canada or organized under the federal laws or the laws of any state of Mexico, for use by such sublessee upon lines of railroad owned or operated by Lessee, any Affiliate of Lessee, such sublessee or by a railroad company or companies incorporated under the federal laws or laws of any state of the United States, organized under the federal laws or the laws of any province in Canada or organized under the federal laws or the laws of any state of Mexico, over which Lessee, such Affiliate of Lessee, such sublessee or such railroad company or companies has trackage or other operating rights, and upon lines of railroad of connecting and other carriers in the usual interchange of traffic or pursuant to through or run-through service agreements; provided such sublessee shall not, at the time of such sublease, be insolvent or subject to insolvency or bankruptcy proceedings. Each sublease shall be subject and subordinate to this Lease (including the duration of the sublease term, which term may not expire after the expiration of the Basic Term or any Renewal Term then in effect) and no such sublease shall

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contain a purchase option. Lessee shall give Lessor and Indenture Trustee reasonably contemporaneous notice upon entering into a sublease for a period in excess of one year. Each such sublease shall be entered into on the expectation that no Unit shall operate outside of the U.S. for more than 90 days in any calendar year. No sublease shall in any way discharge or diminish any of Lessee’s obligations hereunder, and Lessee shall remain primarily liable hereunder for the performance of all the terms, conditions and provisions of this Lease and the other Lessee Agreements to the same extent as if such sublease had not been entered into. Nothing in this Section 8.3 shall be deemed to constitute permission to any Person in possession of any Unit pursuant to any such sublease to take any action inconsistent with the terms and provisions of this Lease or any of the other Operative Agreements.

SECTION 9.	MODIFICATIONS.
     Section 9.1. Required Modifications. In the event the Association of American Railroads, the United States Department of Transportation, or any other United States, Canadian or Mexican federal, state or local governmental authority having jurisdiction over the operation, safety or use of any Unit requires that such Unit be altered, replaced or modified (a “Required Modification”), Lessee agrees to make such Required Modification at its own expense; provided, however, that Lessee may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such law, regulation, requirement or rule in any reasonable manner which does not materially adversely affect the rights or interests of Lessor and Indenture Trustee in the Equipment or hereunder or otherwise expose Lessor, Indenture Trustee or any Participant to criminal sanctions or relieve Lessee of the obligation to return the Equipment in compliance with the provisions of Section 6.2. Title to any Required Modification shall immediately vest in Lessor. Notwithstanding anything herein to the contrary, if Lessee determines in good faith that any Required Modification to a Unit would be economically impractical, it shall provide written notice of such determination to Lessor and the parties hereto shall treat such Unit as if an Event of Loss had occurred as of the date of such written notice with respect to such Unit and the provisions of Sections 11.2, 11.3 and 11.4 with respect to rent, termination and disposition shall apply with respect to such Unit unless Lessor, within 15 Business Days of such notice, elects to retain such Unit pursuant to Section 9.4.
     Section 9.2. Optional Modifications. Lessee at any time may modify, alter or improve any Unit (a “Modification”); provided that no Modification shall diminish in more than a de minimis respect the current fair market value, estimated residual value, utility, or remaining useful life of such Unit below the current fair market value, estimated residual value, utility, or remaining useful life thereof immediately prior to such Modification, assuming such Unit was then in the condition required to be maintained by the terms of this Lease. Title to any Non-Severable Modifications shall be immediately vested in Lessor. Title to any Severable Modifications shall remain with Lessee. If Lessee shall at its cost cause such Severable Modifications to be made to any Unit and such Severable Modifications are reasonably necessary for the economic operation of any such Unit, Lessor shall have the right, prior to the return of such Unit to Lessor hereunder, to purchase such Severable Modifications (other than Severable Modifications consisting of proprietary or communications equipment) at their then Fair Market Sales Value (taking into account their actual condition). If Lessor does not elect to purchase such Severable Modifications, Lessee may remove, and shall remove if requested by Lessor, such Severable Modifications at Lessee’s cost and expense.

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     Section 9.3. Removal of Proprietary and Communications Equipment. Notwithstanding anything to the contrary contained herein, Lessee shall at all times own and be entitled to remove at Lessee’s cost and expense, any Severable Modification consisting of proprietary or communications equipment from any Unit prior to the return of such Unit; provided that if Lessee removes such Severable Modification that is (i) a Required Modification and (ii) such equipment is not customarily provided by the user, Lessee shall replace such proprietary or communications equipment with non-proprietary equipment of comparable utility.
     Section 9.4. Retention of Equipment by Lessor. Notwithstanding the provisions of the last sentence of Section 9.1, Lessor may irrevocably elect by written notice to Lessee, no later than 15 Business Days after receipt of Lessee’s notice of determination of economic impracticality pursuant to Section 9.1, not to declare an Event of Loss as provided in Section 9.1, whereupon Lessee shall not be liable for the Stipulated Loss Value for the affected Units but shall (i) deliver the affected Units to Lessor in the same manner and in the same condition as if delivery were made pursuant to Section 6 (except that Lessee shall not be required to correct the conditions which gave rise to the notice of economic impracticality), treating the applicable date for payment specified in Section 11.2(ii) as the termination date of the Lease Term with respect to the affected Units, and (ii) pay to Lessor, or to the Persons entitled thereto, all Basic Rent and Supplemental Rent due and owing on such termination date and unpaid, but without any Make-Whole Amount in respect of the principal amount of the Equipment Notes to be prepaid in accordance with Section 2.10(b) of the Indenture. If Lessor elects to retain the affected Units as provided in this Section 9.4, then Lessor shall pay, or cause to be paid, to Indenture Trustee in funds of the type and in an amount equal to the outstanding principal amount of the Equipment Notes issued in respect of such affected Units and all accrued interest to the date of prepayment of such Equipment Note on such termination date but without any Make-Whole Amount. If Lessor shall fail to perform any of its obligations pursuant to this Section 9.4 on the scheduled termination date for any affected Unit, the parties hereto shall treat such Unit as if an Event of Loss had occurred as of the date of Lessee’s written notice with respect to such Unit pursuant to Section 9.1 and the provisions of Sections 11.2, 11.3 and 11.4 with respect to rent, termination and disposition shall apply with respect to such Unit and Lessor shall thereafter no longer be entitled to exercise its election to retain such affected Units.

SECTION 10.	VOLUNTARY TERMINATION.
     Section 10.1. Right of Termination. So long as no Specified Default or Event of Default shall have occurred and be continuing, Lessee shall have the right, at its option at any time or from time to time on or after the fifth anniversary of the applicable Closing Date, to terminate this Lease with respect to, at the sole discretion of Lessee, either all or a Minimum Number of Units of Equipment (the “Terminated Units”), if Lessee determines in good faith (as evidenced by a certificate executed by the Chief Financial Officer of Lessee), that such Units have become obsolete or surplus to Lessee’s requirements, by delivering at least 90 days’ prior notice to Lessor and Indenture Trustee specifying a proposed date of termination for such Units (the “Termination Date”), which date shall be a Determination Date, any such termination to be effective on the Termination Date. Except as expressly provided herein, there will be no conditions to Lessee’s right to terminate this Lease with respect to the Terminated Units pursuant to this Section 10.1. So long as Lessor shall not have given Lessee a notice of election to retain the Terminated Units in accordance with Section 10.3, Lessee may withdraw the termination

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notice referred to above not later than 30 days prior to the Termination Date, whereupon this Lease shall continue in full force and effect; provided that Lessee shall pay all reasonable costs of Lessor, Indenture Trustee, Loan Participants and Owner Participant incurred in connection with any proposed or withdrawn termination; and provided further that Lessee may not withdraw a termination notice hereunder more than twice.
     Section 10.2. Sale of Equipment. During the period from the date of such notice given pursuant to Section 10.1 to the Termination Date, Lessee, as exclusive agent for Lessor and at Lessee’s sole cost and expense, shall use reasonable efforts to obtain bids from Persons other than Lessee or Affiliates thereof for the cash purchase of the Terminated Units, and Lessee shall promptly, and in any event at least five Business Days prior to the proposed date of sale, certify to Lessor in writing the amount and terms of each such bid, the proposed date of such sale and the name and address of the party submitting such bid. Unless Lessor shall have elected to retain the Terminated Units in accordance with Section 10.3, on the Termination Date: (i) Lessee shall, subject to receipt (x) by Lessor of all amounts owing to Lessor pursuant to the next sentence, and (y) by the persons entitled thereto of all unpaid Supplemental Rent due on or before the Termination Date, deliver the Terminated Units to the bidder, if any, which shall have submitted the highest all cash bid prior to such date (or to such other bidder as Lessee and Lessor shall agree), in the same manner and condition as if delivery were made to Lessor pursuant to Section 6 and (ii) Lessor shall, without recourse or warranty (except as to the absence of any Lessor’s Lien) simultaneously therewith sell the Terminated Units to such bidder. The total selling price realized at such sale shall be paid to Lessor for distribution pursuant to Section 3.02 of the Indenture and, in addition and anything to the contrary notwithstanding, on the Termination Date, Lessee shall pay to Lessor, or to the Persons entitled thereto, (A) all unpaid Basic Rent with respect to such Terminated Units due and payable prior to the Termination Date, (B) the excess, if any, of (1) the Termination Value for the Terminated Units computed as of the Termination Date, over (2) the net cash sales proceeds (after deduction of applicable transaction expenses and sales or transfer taxes, if any, due or to become due as a consequence of such sale) of the Terminated Units, (C) an amount equal to the Make-Whole Amount, if any, in respect of the principal amount of the Equipment Notes to be prepaid in accordance with Section 2.10(a) of the Indenture and (D) any other Supplemental Rent due and payable as of such Termination Date. If no sale shall have occurred, this Lease shall continue in full force and effect with respect to such Units; provided that if such sale shall not have occurred solely because of Lessee’s failure to pay the amounts required to be paid pursuant to the immediately preceding sentence, Lessee shall have no further right to terminate this Lease with respect to such Units, and such failure to pay such amounts shall be deemed a withdrawal of the termination notice referred to in Section 10.1. On the Termination Date, upon receipt by Lessor of the amounts owing to Lessor pursuant to the third sentence of this Section 10.2, Lessor shall pay, or cause to be paid, to Indenture Trustee in immediately available funds an amount equal to the outstanding principal amount of the Equipment Notes issued in respect of such Terminated Units, all accrued interest to the date of prepayment of such Equipment Notes and the Make-Whole Amount, if any, in respect of such Equipment Notes on such Termination Date.
     Section 10.3. Retention of Equipment by Lessor. Notwithstanding the provisions of Sections 10.1 and 10.2, Lessor may irrevocably elect by written notice to Lessee, no later than 30 days after receipt of Lessee’s notice of termination, not to sell the Terminated Units on the Termination Date, whereupon Lessee shall (i) deliver the Terminated Units to Lessor in the same

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manner and condition as if delivery were made to Lessor pursuant to Section 6, treating the Termination Date as the termination date of the Lease Term with respect to the Terminated Units, and (ii) pay to Lessor, or to the Persons entitled thereto, all Basic Rent and Supplemental Rent due and owing on the Termination Date and unpaid including an amount equal to any Make-Whole Amount in respect of the principal amount of the Equipment Notes to be prepaid in accordance with Section 2.10(a) of the Indenture. If Lessor elects not to sell the Terminated Units as provided in this Section 10.3, then Lessor shall pay, or cause to be paid, to Indenture Trustee in immediately available funds an amount equal to the outstanding principal amount of the Equipment Notes issued in respect of such Terminated Units and all accrued interest to the date of prepayment of such Equipment Note on such Termination Date. If Lessor shall fail to perform any of its obligations pursuant to this Section 10.3 and as a result thereof this Lease shall not be terminated with respect to the Terminated Units on a proposed Termination Date, Lessor shall thereafter no longer be entitled to exercise its election to retain such Terminated Units and Lessee may at its option at any time thereafter submit a new termination notice pursuant to Section 10.1 with respect to such Terminated Units specifying a proposed Termination Date occurring not earlier than five days from the date of such notice.
     Section 10.4. Termination of Lease. In the event of any such sale and receipt by Lessor and Indenture Trustee of all of the amounts provided herein, and upon compliance by Lessee with the other provisions of this Section 10, the Lease Term for the Terminated Units shall end and the obligation to pay Basic Rent and all other Rent for such Terminated Units (except for Supplemental Rent obligations with respect to such Terminated Units surviving pursuant to the Participation Agreement or the Tax Indemnity Agreement or which have otherwise accrued but not been paid as of the date of the expiration of the Lease Term) shall terminate.

SECTION 11.	LOSS, DESTRUCTION, REQUISITION, ETC.
     Section 11.1. Event of Loss. In the event that any Unit (i) shall suffer destruction, damage, contamination or wear which, in Lessee’s good faith opinion, makes repair uneconomic or renders such Unit unfit for commercial use, (ii) shall suffer theft or disappearance, (iii) shall be permanently returned to the manufacturer pursuant to any warranty or patent indemnity provisions, (iv) shall have title thereto taken or appropriated by any governmental authority under the power of eminent domain or otherwise, (v) shall be taken or requisitioned for use by any governmental authority (other than the United States government or any agency or instrumentality thereof) under the power of eminent domain or otherwise and such taking or requisition is continuing in excess of 180 days or, if earlier, on the last day of the Basic Term or any Renewal Term then in effect, or (vi) shall be taken or requisitioned for use by the United States government or any agency or instrumentality thereof and such taking or requisition is continuing on the last day of the Basic Term or any Renewal Term then in effect (any such occurrence being hereinafter called an “Event of Loss”), Lessee, in accordance with the terms of Section 11.2, shall promptly and fully inform Lessor and Indenture Trustee of such Event of Loss.
     Section 11.2. Replacement or Payment upon Event of Loss. Upon the occurrence of an Event of Loss or the deemed occurrence of an Event of Loss pursuant to Section 9.1 with respect to any Unit, Lessee shall within 60 days after a Responsible Officer of Lessee shall have actual knowledge of such occurrence or deemed occurrence give Lessor and Indenture Trustee notice of

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such occurrence or deemed occurrence of such Event of Loss and of its election to perform one of the following options (it being agreed that if Lessee shall not have given notice of such election within such 60 days after notice of such occurrence or deemed occurrence, Lessee shall be deemed to have elected to perform the option set forth in the following paragraph (ii)):
     (i) So long as no Specified Default or Event of Default shall have occurred and be continuing, as promptly as practicable, and in any event on or before the Business Day next preceding the 91st day next following the date of such notice, Lessee shall comply with Section 11.4(b) and shall convey or cause to be conveyed to Lessor a Replacement Unit to be leased to Lessee hereunder, such Replacement Unit to be free and clear of all Liens (other than Permitted Liens) and to have a current fair market value, estimated residual value, utility, and remaining useful life at least equal to the Unit so replaced (assuming such Unit was in the condition required to be maintained by the terms of this Lease); provided that, if Lessee shall not perform its obligation to effect such replacement under this paragraph (i) during the period of time provided herein, then Lessee shall pay on the next succeeding Determination Date that is at least 30 days after the end of such period to Lessor, or in the case of Supplemental Rent, to the Person entitled thereto, the amounts specified in paragraph (ii) below; or
     (ii) on or before the next succeeding Determination Date that is at least 30 days after the date of notice of such Event of Loss or deemed Event of Loss or on the date specified in the proviso to paragraph (i) above, Lessee shall pay or cause to be paid on the applicable Determination Date to Lessor or, in the case of Supplemental Rent, to the Persons entitled thereto, in funds of the type specified in Section 3.5, (A) an amount equal to the Stipulated Loss Value of each such Unit determined as of such Determination Date, (B) all unpaid Basic Rent with respect to each such Unit due prior to such Determination Date, and (C) without duplication, all Supplemental Rent due and payable as of such Determination Date, it being understood that until such Stipulated Loss Value is paid, there shall be no abatement or reduction of Basic Rent; provided, at such time that the aggregate number of Units that have suffered an Event of Loss exceeds 15, Lessee shall pay with respect to each additional Unit that suffers an Event of Loss, in addition to the amounts required to be paid under this paragraph (ii), a Make-Whole Amount with respect to the prepayment of the Equipment Notes on account of such Event of Loss.

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     Section 11.3. Rent Termination. Upon the payment of all sums required to be paid pursuant to Section 11.2(ii) hereof in respect of any Unit or Units for which Lessee has elected to pay or deemed to have elected to pay pursuant to the proviso to Section 11.2(i) the amounts specified in paragraph 11.2(ii), the Lease Term with respect to such Unit or Units and the obligation to pay Rent for such Unit or Units (except for Supplemental Rent obligations with respect to such Unit or Units surviving pursuant to the Participation Agreement or the Tax Indemnity Agreement or which have otherwise accrued but not been paid as of the date of the expiration of the Lease Term) shall terminate; provided that Lessee shall be obligated to pay all Rent in respect of such Unit or Units which has accrued up to and including the date of payment of Stipulated Loss Value pursuant to Section 11.2.
     Section 11.4. Disposition of Equipment; Replacement of Unit. (a) Upon the payment of all sums required to be paid pursuant to Section 11.2 in respect of any Unit or Units, Lessor will convey to Lessee or its designee all right, title and interest of Lessor in and to such Unit or Units, “as is”, “where is”, without recourse or warranty, except for a warranty against Lessor’s Liens, and shall execute and deliver to Lessee or its designee such bills of sale and other documents and instruments as Lessee or its designee may reasonably request to evidence such conveyance. As to each separate Unit so disposed of, Lessee or its designee shall be entitled to any amounts arising from such disposition, plus any awards, insurance (other than insurance maintained by Lessor or Owner Participant for its own account in accordance with Section 12.3) or other proceeds and damages (including any Association of American Railroads interline settlement paid upon an Event of Loss) received by Lessee, Lessor or Indenture Trustee by reason of such Event of Loss after having paid the Stipulated Loss Value attributable thereto.
     (b) At the time of or prior to any replacement of any Unit, Lessee, at its own expense, will (A) furnish Lessor with a full warranty bill of sale and an assignment of warranties with respect to the Replacement Unit, (B) cause a Lease Supplement substantially in the form of Exhibit A hereto, subjecting such Replacement Unit to this Lease, duly executed by Lessee, to be delivered to Lessor for execution and, upon such execution, to be filed for recordation in the same manner as provided for the original Lease Supplement in Section 16.1, (C) so long as the Indenture shall not have been satisfied and discharged, cause an Indenture Supplement substantially in the form of Exhibit A to the Indenture for such Replacement Unit, to be delivered to Lessor and to Indenture Trustee for execution and, upon such execution, to be filed for recordation in the same manner as provided for the original Indenture Supplement in Section 16.1, (D) furnish Lessor with an opinion of Lessee’s counsel (which may be Lessee’s General Counsel), to the effect that (w) Lessor (and Indenture Trustee, as assignee of Lessor) shall be entitled to the benefits of Section 1168 of the Bankruptcy Code in respect of such Replacement Unit to the same extent that Lessor (and Indenture Trustee, as assignee of Lessor) was entitled to such benefits in respect of the Unit being replaced, (x) the bill of sale referred to in clause (A) above constitutes an effective instrument for the conveyance of title to the Replacement Unit to Lessor, (y) good and marketable title to the Replacement Unit has been delivered to Lessor, free and clear of all Liens (other than Permitted Liens), and (z) all filings, recordings and other action necessary or appropriate to perfect and protect Lessor’s and Indenture Trustee’s respective interests in the Replacement Unit have been accomplished, and (E) furnish Lessor with a certificate of a qualified engineer (who may be the system chief mechanical officer of Lessee) certifying that the Replacement Unit has a fair market value, utility and remaining useful life at least equal to the Unit so replaced (assuming such Unit was in the

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condition required to be maintained by the terms of this Lease). For all purposes hereof, upon passage of title thereto to Lessor, the Replacement Unit shall be deemed part of the property leased hereunder and the Replacement Unit shall be deemed a “Unit” of Equipment as defined herein. Upon such passage of title, Lessor will transfer to Lessee, without recourse or warranty (except as to Lessor’s Liens), all Lessor’s right, title and interest in and to the replaced Unit, and upon such transfer, Lessor will request in writing that Indenture Trustee execute and deliver to Lessee an appropriate instrument releasing such replaced Unit from the lien of the Indenture.
     Section 11.5. Eminent Domain. In the event that during the Lease Term the use of any Unit is requisitioned or taken by any governmental authority under the power of eminent domain or otherwise for a period which does not constitute an Event of Loss, Lessee’s obligation to pay all installments of Basic Rent shall continue for the duration of such requisitioning or taking. Lessee shall be entitled to receive and retain for its own account all sums payable for any such period by such governmental authority as compensation for requisition or taking of possession. Any amount referred to in this Section 11.5 which is payable to Lessee shall not be paid to Lessee, or if it has been previously paid directly to Lessee, shall not be retained by Lessee, if at the time of such payment a Specified Default or an Event of Default shall have occurred and be continuing, but shall be paid to and held by Lessor as security for the obligations of Lessee under this Lease.

SECTION 12.	INSURANCE.
     Section 12.1. Property Damage and Public Liability Insurance.
     (a) Coverages. Lessee will, at all times prior to the return of the Units to Lessor, at its own expense, cause to be carried and maintained all risk property insurance in respect of the Units in an amount not less that the Stipulated Loss Value for such Units and public liability insurance against loss or damage for personal injury, death or property damage suffered upon, in or about any premises occupied by Lessee or occurring as a result of the use, maintenance or operation of the Units in an amount not less than $200,000,000, and otherwise against such risks, with such insurance companies and with such terms (including co-insurance, deductibles, limits of liability and loss payment provisions) as are customary under Lessee’s risk management program and in keeping with risks assumed by Class I railroads generally; provided, however, that Lessee may self insure with respect to any or all of the above risks if customary under such risk management program and in keeping with risks assumed by Class I railroads generally; provided that in no event shall such self-insurance or policy deductibles exceed $10,000,000 per occurrence in the case of property insurance and $15,000,000 per deductible in the case of public liability insurance. Such coverage may provide for deductible amounts as are customary under Lessee’s risk management program and in keeping with risks assumed by Class I railroads generally. Notwithstanding the foregoing, all insurance coverages (including, without limitation, self-insurance) with respect to the Units required under this Lease shall be comparable to, and no less favorable than, insurance coverages applicable to equipment owned or leased by Lessee which is comparable to the Units. Lessee shall, at its own expense, be entitled to make all proofs of loss and take all other steps necessary to collect the proceeds of such insurance.
If any insurance required by this Lease shall not be available to Lessee at renewal on a commercially reasonable basis on substantially the same terms and conditions as then carried by

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Lessee and the obtaining of such insurance is, in Lessee’s reasonable judgment, commercially impracticable (taking into account both terms and premiums), Lessee shall obtain a written report of an independent insurance advisor of recognized national standing, chosen by Lessee and reasonably acceptable to Lessor confirming in reasonable detail that such insurance, in respect of amount or scope of coverage, is not so available on a commercially reasonable basis from insurers of recognized standing who provide insurance to the railroad industry. During any period with respect to which any insurance is not so available, Lessee shall nevertheless maintain such insurance to the extent, with respect to amount and scope of coverage, that is available on a commercially reasonable basis from insurers of recognized standing who provide insurance to the railroad industry. If any insurance which was previously discontinued because of its commercial unavailability later becomes available on a commercially reasonable basis, Lessee shall reinstate such insurance.
     (b) Certificate of Insurance. Lessee shall, on or prior to the Delivery Date for any Unit, furnish Lessor and Indenture Trustee with a certificate signed by the insurer or an independent insurance broker showing the insurance then maintained, if any, with respect to the Units delivered on the Delivery Date. Lessor or Indenture Trustee may, but not more than once in any twelve-month period, request from Lessee and Lessee shall promptly thereafter furnish to Lessor and Indenture Trustee, an Officer’s Certificate or, at Lessee’s option, such a certificate signed by an independent insurance broker, setting forth all insurance maintained by Lessee pursuant to Section 12.1(a) above and describing such policies, if any, including the amounts of coverage, any deductible amounts and the names of the insurance providers. Such public liability insurance and all risk property insurance shall name Owner Participant, each Loan Participant, Lessor, Wilmington Trust Company and Indenture Trustee (each, an “Insured Party”) as an additional insured with respect to such public liability insurance then maintained as their respective interests may appear. Lessee agrees that such insurer or such broker will provide written notice to each Insured Party at least 30 days prior to the cancellation or lapse of any insurance required to be maintained by Lessee in accordance with Section 12.1(a) above. Any insurance maintained pursuant to this Section 12 shall (i) provide insurer’s waiver of its right of subrogation with respect to public liability insurance and all risk property insurance, set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability against any additional insured except for claims as shall arise from the willful misconduct or gross negligence of such additional insured, (ii) to the extent commercially available, provide that such all risk property insurance as to the interest of Lessor, Owner Participant, each Loan Participant, Wilmington Trust Company and Indenture Trustee shall not be invalidated by any action or inaction of Lessee or any other Person (other than such claimant), regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Lessee or any other Person (other than such claimant), and (iii) provide that all such insurance is primary without right of contribution from any other insurance which might otherwise be maintained by Lessor, Indenture Trustee or Owner Participant and shall expressly provide a severability of interest clause. Any insurance maintained by Lessor or Owner Participant shall not be considered co-insurance with any insurance maintained by Lessee.
     Section 12.2. Proceeds of Insurance. The entire proceeds of any property insurance or third-party payments for damages or an Event of Loss with respect to any Unit (including any Association of American Railroads interline settlements) received by Lessor or Indenture Trustee shall be promptly paid over to, and retained by, Lessee; provided, however, any such amount

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which is payable to Lessee shall not be paid to Lessee, or if it has been previously paid directly to Lessee, shall not be retained by Lessee, if at the time of such payment a Specified Default or an Event of Default shall have occurred and be continuing, but shall be paid to and held by Lessor as security for the obligations of Lessee under this Lease.
     Section 12.3. Additional Insurance. At any time Lessor (either directly or in the name of Owner Participant), Indenture Trustee or Owner Participant may at its own expense carry insurance with respect to its interest in the Units, provided that such insurance does not interfere with Lessee’s ability to insure the Units as required by this Section 12 or adversely affect Lessee’s insurance or the cost thereof, it being understood that all salvage rights to each Unit and all primary subrogation rights shall remain with Lessee’s insurers at all times. Any insurance payments received from policies maintained by Lessor, Indenture Trustee or Owner Participant pursuant to the previous sentence shall be retained by Lessor, Indenture Trustee or Owner Participant, as the case may be, without reducing or otherwise affecting Lessee’s obligations hereunder.

SECTION 13.	REPORTS; INSPECTION.
     Section 13.1. Duty of Lessee to Furnish. On or before June 30, 2006, and on or before each June 30 thereafter, Lessee will furnish to Lessor, Owner Participant, each Loan Participant and Indenture Trustee (i) an accurate statement, as of the preceding December 31, showing the reporting marks of the Units then leased hereunder, identifying each Unit that may have suffered an Event of Loss during the 12 months ending on such December 31 (or since the Delivery Date, in the case of the first such statement), (ii) a statement confirming whether or not the only expected use of any Units outside the United States is use by a person in Canada or Mexico on a temporary basis which is not expected to exceed 90 days in the following calendar year, and (iii) such other information regarding the condition or repair of the Equipment as Lessor or Owner Participant may reasonably request.
     Section 13.2. Lessor’s Inspection Rights. Lessor, Owner Participant and Indenture Trustee each shall have the right, but not the obligation, at their respective sole cost and expense (unless, in the case of any such expense, a Specified Default or an Event of Default shall have occurred and be continuing) and risk (including, without limitation, the risk of personal injury or death), by their respective authorized representatives, to the extent within Lessee’s control: on not more than one occasion in any 12-month period (unless a Specified Default or an Event of Default shall have occurred and be continuing or during the last 12 months of the Lease Term), to inspect the Equipment and Lessee’s records with respect thereto, during Lessee’s normal business hours and upon reasonable prior notice to Lessee; provided, however, that Lessee shall not be liable for any injury to, or the death of, any Person exercising, either on behalf of Lessor, Owner Participant, Indenture Trustee, Loan Participants or any prospective user, the rights of inspection granted under this Section 13.2 except as may result or arise from Lessee’s gross negligence or willful misconduct. No inspection pursuant to this Section 13.2 shall interfere with the use, operation or maintenance of the Equipment or the normal conduct of Lessee’s business, and Lessee shall not be required to undertake or incur any additional liabilities in connection therewith.

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SECTION 14.	EVENTS OF DEFAULT.
     The following events shall constitute Events of Default hereunder (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and each such Event of Default shall be deemed to exist and continue so long as, but only as long as, it shall not have been remedied:
     (a) Lessee shall fail to make any payment of Basic Rent, the EBO Fixed Purchase Price, or any payment of Stipulated Loss Value or Termination Value within 5 Business Days after the same shall have become due and payable; or
     (b) Lessee shall fail to make any other payment of Supplemental Rent, including indemnity or tax indemnity payments, after the same shall have become due and such failure shall continue unremedied for a period of 10 days after receipt by Lessee of written notice of such failure from Lessor, Owner Participant or Indenture Trustee (provided that notice of non-payment of any Excepted Payment may only be given by Owner Participant); or
     (c) Lessee shall (i) make or permit any unauthorized assignment or transfer of this Lease in violation of Section 18.2 and such unauthorized assignment or transfer shall continue unremedied for 30 days, (ii) fail to carry the insurance as required herein, or (iii) breach its covenant set forth in Section 6.7 of the Participation Agreement; or
     (d) any representation or warranty made by Lessee in this Lease or in the Participation Agreement is untrue or incorrect in any material respect as of the date of issuance or making thereof and such untruth or incorrectness shall continue to be material and unremedied for a period of 30 days after receipt by Lessee of written notice thereof from Lessor, Owner Participant or Indenture Trustee; provided that, if such failure is capable of being remedied but only in a manner other than by the payment of money, no such failure shall constitute an Event of Default hereunder for a period of 180 days after receipt of such notice so long as Lessee is diligently proceeding to remedy such failure; or
     (e) Lessee shall (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (ii) consent to any such relief or to the appointment of or taking possession by any such official in any voluntary case or other proceeding commenced against it, or (iii) admit in writing its inability to pay its debts generally as they come due, or (iv) make a general assignment for the benefit of creditors, or (v) take any corporate action to authorize any of the foregoing; or
     (f) an involuntary case or other proceeding shall be commenced against Lessee seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or

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seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days;
     (g) Lessee shall fail to observe or perform any other of the covenants or agreements to be observed or performed by Lessee hereunder or under the Participation Agreement and such failure shall continue unremedied for 30 days after notice from Lessor, Owner Participant or Indenture Trustee to Lessee, specifying the failure and demanding the same to be remedied; provided that, if such failure is capable of being remedied but only in a manner other than by the payment of money, no such failure shall constitute an Event of Default hereunder for a period of 180 days after receipt of such notice so long as Lessee is diligently proceeding to remedy such failure;
     (h) a Change of Control of Lessee occurs without the prior written consent of the Loan Participants; or
     (i) there occurs under the Direct Loan Agreement, an Event of Default (as such term is defined therein) which has not been duly waived or cured thereunder;
provided that, notwithstanding anything to the contrary contained in this Lease, any failure of Lessee to perform or observe any covenant or agreement herein shall not constitute an Event of Default if such failure is caused solely by reason of an event referred to in the definition of “Event of Loss” so long as Lessee is continuing to comply with the applicable terms of Section 11. Lessor (or, for so long as rent payments are being made directly to it, Indenture Trustee) shall notify Lessee promptly upon Lessee’s failure to make any payment of Basic Rent, after the same shall have become due; provided that the giving of such notice by Lessor or Indenture Trustee, as applicable, shall not be a condition to the start of the 10 Business Days period referred to in paragraph (a) of this Section 14 and the failure or delay in giving such notice shall not affect the occurrence of an Event of Default under such Section 14(a) and Lessee agrees Lessor and Indenture Trustee shall incur no liability nor be in breach hereunder for failure or delay in giving such notice.

SECTION 15.	REMEDIES.
     Section 15.1. Remedies. Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare this Lease to be in default by a written notice to Lessee (provided that upon the occurrence of an Event of Default under Section 14(e) or 14(f), this Lease shall automatically be in default without the need for any declaration by Lessor and any giving of notice); and at any time thereafter, Lessor may do one or more of the following as Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect:
     (a) proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease or to recover damages for the breach thereof;
     (b) by notice in writing to Lessee, cancel this Lease, whereupon all right of Lessee to the possession and use of the Equipment shall absolutely cease and terminate,

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but Lessee shall remain liable as hereinafter provided; and thereupon, Lessor may demand that Lessee, and Lessee shall, upon written demand of Lessor and at Lessee’s expense forthwith return all of the Equipment to Lessor or its order in the manner and condition required by, and otherwise in accordance with all of the provisions of Section 6, except Section 6.1(b) and those provisions relating to periods of notice; or Lessor may by its agents enter upon the premises of Lessee or other premises where any of the Equipment may be located and take possession of and remove all or any of the Units and thenceforth hold, possess and enjoy the same free from any right of Lessee, or its successor or assigns, to use such Units for any purpose whatever;
     (c) sell any Unit at public or private sale, as Lessor may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such sale or for the proceeds thereof (except to the extent required by paragraph (f) below if Lessor elects to exercise its rights under said paragraph in which case such sale shall be conducted at arm’s length and on a commercially reasonable basis), in which event Lessee’s obligation to pay Basic Rent and Supplemental Rent (other than any Supplemental Rent owed with respect to Lessee’s indemnification obligations under Section 7.1 or 7.2 of the Participation Agreement, except for claims in respect of such Unit attributable to acts or events occurring after the delivery of such Unit to the purchaser thereof) with respect to such Unit hereunder due for any periods subsequent to the date of such sale shall terminate;
     (d) hold, keep idle or lease to others any Unit as Lessor in its sole discretion may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or for any proceeds with respect thereto, except that Lessee’s obligation to pay Basic Rent and Supplemental Rent (other than any Supplemental Rent owed with respect to Lessee’s indemnification obligations under Section 7.1 or 7.2 of the Participation Agreement, except for claims in respect of such Unit attributable to acts or events occurring after the return of such Unit to Lessor in accordance with the terms hereof) with respect to such Unit due for any periods subsequent to the date upon which Lessee shall have been deprived of possession and use of such Unit pursuant to this Section 15 and prior to the Determination Date specified in paragraph (e) or (g) below shall be reduced by the net proceeds, if any, received by Lessor from leasing such Unit to any Person other than Lessee;
     (e) whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under paragraph (a), (b) or (c) above with respect to any Unit, Lessor, by written notice to Lessee specifying a payment date (which date shall be a Determination Date for the purposes of computing Stipulated Loss Value) which shall be not earlier than 30 days after the date of such notice, may demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent for such Unit due on or after the Determination Date), (x) any unpaid Basic Rent due prior to the Determination Date so specified, plus (y) whichever of the amounts referred to in subparagraphs (i) and (ii) below as Lessor, in its sole discretion, shall specify in such notice, plus (iii) all other Supplemental Rent due as of the date of payment, including interest, to the extent permitted by applicable law, at the Late Rate on such amounts from

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the date due (and in the case of the amount referred to in subparagraphs (i) and (ii) below, such Determination Date) to the date of actual payment:
     (i) an amount with respect to each Unit which represents the excess of the present value, at the time of such payment date, of all rentals for such Unit which would otherwise have accrued hereunder from such payment date for the remainder of the Basic Term or any Renewal Term then in effect over the then present value of the then Fair Market Rental Value of such Unit (taking into account its actual condition) for such period computed by discounting from the end of such Term to such payment date rentals which Lessor reasonably estimates to be obtainable for the use of such Unit during such period, such present value to be computed in each case on a basis of a rate per annum equal to 6% per annum, compounded semiannually from the respective dates upon which rentals should have been payable hereunder had this Lease not been terminated; or
     (ii) an amount equal to the excess, if any, of the Stipulated Loss Value for such Unit computed as of the payment date specified in such notice over the Fair Market Sales Value of such Unit (taking into account its actual condition) as of the payment date specified in such notice;
     (f) so long as any Unit has not been sold pursuant to paragraph (c) above, by notice to Lessee, require Lessee to pay to Lessor on demand on any Determination Date, and Lessee hereby agrees that it will so pay Lessor, as liquidated damages for loss of a bargain and not as a penalty (in lieu of Basic Rent due on or after such Determination Date) (i) any unpaid Basic Rent due prior to the Determination Date so specified, plus (ii) an amount equal to the Stipulated Loss Value for such Unit computed as of such Determination Date, plus (iii) all other Supplemental Rent due as of the date of payment, including interest, to the extent permitted by applicable law, at the Late Rate on such amounts from the date due (and in the case of the amount referred to in clause (ii), such Determination Date) to the date of actual payment; and upon such payment of liquidated damages, Lessor shall transfer, or cause to be transferred, to Lessee, at Lessee’s cost and expense, on an “as-is, where-is” basis and without recourse or warranty (except as to the absence of Lessor’s Liens), the rights and interests of Lessor in and to the Equipment and the Lease, and Lessor and Owner Participant, at Lessee’s cost and expense, shall execute and deliver such documents evidencing such transfer and take such further action as may be required to effect such transfer.; and
     (g) if Lessor shall have sold any Unit pursuant to paragraph (c) above, Lessor, in lieu of exercising its rights under paragraph (e) above with respect to such Unit may, if it shall so elect, demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, as liquidated damages for loss of a bargain and not as a penalty (in lieu of Basic Rent due on or after the date of such sale) (i) any unpaid Basic Rent due prior to the date of such sale, plus (ii) the amount, if any, by which the Stipulated Loss Value of such Unit computed as of the Determination Date immediately preceding the date of such sale or, if such sale occurs on a Determination Date, then computed as of such Determination Date, exceeds the net proceeds of such sale, plus (iii) all other Supplemental Rent due as of the date of payment, including interest, to the extent permitted by applicable law, at the Late Rate on

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such amounts from the date due (and in the case of the amount referred to in clause (ii), such Determination Date) to the date of actual payment.
     In addition, Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due hereunder before or during the exercise of any of the foregoing remedies, and for legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto, including without limitation the repayment in full of any costs and expenses necessary to be expended in repairing any Unit in order to cause it to be in compliance with all maintenance and regulatory standards imposed by this Lease.
     Section 15.2. Cumulative Remedies. The remedies in this Lease provided in favor of Lessor shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other remedies in its favor existing at law or in equity.
     Section 15.3. No Waiver. No delay or omission to exercise any right, power or remedy accruing to Lessor upon any breach or default by Lessee under this Lease shall impair any such right, power or remedy of Lessor, nor shall any such delay or omission be construed as a waiver of any breach or default, or of any similar breach or default hereafter occurring; nor shall any waiver of a single breach or default be deemed a waiver of any subsequent breach or default.
     Section 15.4. Lessee’s Duty to Return Equipment Upon Default. If Lessor or any assignee of Lessor shall terminate this Lease pursuant to this Section 15 and shall have provided to Lessee the written demand specified in Section 15.1(b), Lessee shall forthwith deliver possession of such Units to Lessor. For the purpose of delivering possession of any Unit to Lessor as above required, Lessee shall at its own cost, expense and risk:
     (i) forthwith place such Equipment upon such storage tracks of Lessee or, at the expense of Lessee, on any other storage tracks, as Lessee may select;
     (ii) permit Lessor to store such Equipment on such tracks without charge for insurance, rent or storage until the earlier of (x) six months after such demand for storage and (y) the date such Equipment is sold, leased or otherwise disposed of by Lessor and during such period of storage Lessee shall continue to maintain all insurance required by Section 12 hereof; and
     (iii) transport the Equipment to any point of interchange on Lessee’s lines in the 48 contiguous United States with a railroad, when directed by Lessor.
All Equipment returned shall be in the condition required by Section 6.2 hereof.
     Section 15.5. Specific Performance; Lessor Appointed Lessee’s Agent. The assembling, delivery, storage and transporting of the Equipment as provided in Section 15.4 are of the essence of this Lease, and upon application to any court of equity having jurisdiction in the premises, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee so to assemble, deliver, store and transport the Equipment. Without in any way limiting the obligation of Lessee under the provisions of Section 15.4, Lessee hereby irrevocably appoints Lessor as the agent and attorney of Lessee, with full power and authority, at

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any time while Lessee is obligated to deliver possession of any Units to Lessor pursuant to this Section 15, to demand and take possession of such Unit in the name and on behalf of Lessee from whosoever shall be at the time in possession of such Unit.

SECTION 16.	FILINGS; FURTHER ASSURANCES.
     Section 16.1. Filings. On or prior to the Closing Date for each Unit, Lessee will (i) cause this Lease, the Lease Supplement dated such Closing Date, the Indenture and the Indenture Supplement dated such Closing Date, or appropriate evidence thereof, to be duly filed and recorded with the STB in accordance with 49 U.S.C. § 11301, (ii) cause this Lease, the Lease Supplement dated such Closing Date, the Indenture and the Indenture Supplement dated such Closing Date, or appropriate evidence thereof, to be deposited with the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act and cause notice of such deposit to be forthwith given in The Canada Gazette in accordance with said Section 105, and (iii) cause or permit such other filings and notices, including Uniform Commercial Code financing statements, to be filed or made as necessary or appropriate to perfect the right, title and interest of Indenture Trustee in the Indenture Estate and to protect the interests of Owner Participant, and will furnish Lessor and Indenture Trustee proof thereof.
     Section 16.2. Further Assurances. Lessee will duly execute and deliver to Lessor such further documents and assurances and take such further action as Lessor may from time to time reasonably request in order to effectively carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created in favor of Lessor hereunder, including, without limitation, if requested by Lessor, the execution and delivery of supplements or amendments hereto, in recordable form, subjecting to this Lease any Replacement Unit and the recording or filing of counterparts hereof or thereof in accordance with the laws of such jurisdiction as Lessor may from time to time deem advisable; provided that this sentence is not intended to impose upon Lessee any additional liabilities not otherwise contemplated by this Lease.
     Section 16.3. Expenses. Except as provided in Section 2.5 of the Participation Agreement, Lessee will pay all costs, charges and expenses (including reasonable attorneys’ fees) incident to any such filing, refiling, recording and rerecording or depositing and redepositing of any such instruments or incident to the taking of such action.

SECTION 17.	LESSOR’S RIGHT TO PERFORM.
     If Lessee fails to make any payment required to be made by it hereunder or fails to perform or comply with any of its other agreements contained herein and such failure can be cured with the payment of money, Lessor or Indenture Trustee may itself make such payment or perform or comply with such agreement, after giving not less than five Business Days’ prior notice thereof to Lessee (except in the event that an Indenture Event of Default resulting solely from an Event of Default shall have occurred and be continuing, in which event Lessor or Indenture Trustee may effect such payment, performance or compliance to the extent necessary to cure such Indenture Event of Default with notice given concurrently with such payment, performance or compliance) in a reasonable manner, but shall not be obligated hereunder to do so, and the amount of such payment and of the reasonable expenses of Lessor or Indenture

Equipment Lease Agreement (KCSR 2005-1)	- 24 -

Trustee, as the case may be, incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Late Rate, to the extent permitted by applicable law, shall be deemed to be Supplemental Rent, payable by Lessee to Lessor or Indenture Trustee, as the case may be, on demand.

SECTION 18.	ASSIGNMENT.
     Section 18.1. Assignment by Lessor. Lessee and Lessor hereby confirm that concurrently with the execution and delivery of this Lease, Lessor has executed and delivered to Indenture Trustee the Indenture, which assigns as collateral security and grants a security interest to Indenture Trustee in, to and under this Lease and certain of the Rent payable hereunder, all as more explicitly set forth in the Granting Clause of the Indenture. Lessor agrees that it shall not otherwise assign or convey its right, title and interest in and to this Lease, the Equipment or any Unit, except as expressly permitted by and subject to the provisions of this Lease, the Participation Agreement, the Trust Agreement and the Indenture.
     Section 18.2. Assignment by Lessee. Except as otherwise provided in Section 8.3 or in the case of any requisition for use by an agency or instrumentality of the United States government referred to in Section 11.1, Lessee will not, without the prior written consent of Lessor, assign any of its rights hereunder, except as provided in Section 6.8 of the Participation Agreement.
     Section 18.3. Sublessee’s Performance and Rights. Any obligation imposed on Lessee in this Lease shall require only that Lessee perform or cause to be performed such obligation, even if stated herein as a direct obligation, and the performance of any such obligation by any permitted assignee, sublessee or transferee under an assignment, sublease or transfer agreement then in effect and permitted by the terms of this Lease shall constitute performance by Lessee and discharge such obligation by Lessee. Except as otherwise expressly provided herein, any right granted to Lessee in this Lease shall grant Lessee the right to exercise such right or permit such right to be exercised by any such assignee, sublessee or transferee, provided that Lessee’s renewal option set forth in Section 22.2 may be exercised only by Lessee itself or by any assignee or transferee of, or successor to, Lessee in a transaction permitted by Section 6.8 of the Participation Agreement. The inclusion of specific references to obligations or rights of any such assignee, sublessee or transferee in certain provisions of this Lease shall not in any way prevent or diminish the application of the provisions of the two sentences immediately preceding with respect to obligations or rights in respect of which specific reference to any such assignee, sublessee or transferee has not been made in this Lease.

SECTION 19.	NET LEASE, ETC.
     This Lease is a net lease and Lessee’s obligation to pay all Rent payable hereunder shall be absolute and unconditional under any and all circumstances of any character including, without limitation, any abatement of Rent or setoff against Rent; nor, except as otherwise expressly provided herein, shall this Lease terminate, or the respective obligations of Lessor or Lessee be otherwise affected, by reason of any defect in, damage to or loss or destruction of, or requisitioning of, any Unit, by condemnation or otherwise, the prohibition of Lessee’s use of any Unit, the interference with such use by any Person or the lack of right, power or authority of

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Lessor or any other Person to enter into this Lease or any other Operative Agreement, or for any other cause, whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the Rent payable by Lessee hereunder shall continue to be payable in all events unless the obligation to pay the same shall be terminated in accordance with the terms of this Lease. To the extent permitted by applicable law, Lessee hereby waives any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Lease with respect to any Unit, except in accordance with the express terms hereof. If for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise, except as specifically provided herein, Lessee nonetheless agrees to the maximum extent permitted by law, to pay to Lessor or to Indenture Trustee, as the case may be, an amount equal to each installment of Basic Rent and all Supplemental Rent due and owing, at the time such payment would have become due and payable in accordance with the terms hereof had this Lease not been terminated in whole or in part. Nothing contained herein shall be construed to waive any claim which Lessee might have under any of the Operative Agreements or otherwise or to limit the right of Lessee to make any claim it might have against Lessor or any other Person or to pursue such claim in such manner as Lessee shall deem appropriate.

SECTION 20.	NOTICES.
     Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record (including electronic mail), and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail and courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed in writing by either of the methods set forth in clauses (a) and (b) above, in each case addressed to the following Person at its respective address set forth below or at such other address as such Person may from time to time designate by written notice to the other Persons listed below:

If to Lessor:	KCSR Trust 2005-1
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attention: Corporate Trust Administration
Facsimile No.: (302) 636-4140
Telephone No.: (302) 636-6000

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With copies to:	GS Leasing (KCSR 2005-1) LLC
c/o The Goldman Sachs Group Inc.
85 Broad Street
New York, NY 10004
Attention: Robert Emer,
Fixed Income, Currency and Commodities
Facsimile: 212-256-4853
Telephone No.: 212-902-0047

If to Indenture Trustee:	Wells Fargo Bank Northwest, National Association
299 South Main Street, 12th Floor
MAC: U1228-120
Salt Lake City, Utah 84111
Attention: Corporate Trust Department
Facsimile No.: (801) 246-5053
Telephone No.: (801) 246-5630

If to Lessee:	Address of Lessee for Mail Delivery:
The Kansas City Southern Railway Company
P.O. Box 219335
Kansas City, MO 64121-9335
Attention: Senior Vice President – Finance Treasurer
Facsimile No.: (816) 983-1198
Telephone No.: (816) 983-1802

Address of Lessee for Courier and Similar Delivery:
The Kansas City Southern Railway Company
427 West 12th Street
Kansas City, MO 64105
Attention: Senior Vice President – Finance Treasurer
Facsimile No.: (816) 983-1198
Telephone No.: (816) 983-1802

with a copy to:

The Kansas City Southern Railway Company
427 West 12th Street
Kansas City, MO 64105
Attention: Senior Vice President & General Counsel
Facsimile No.: (816) 983-1227
Telephone No.: (816) 983-1303

SECTION 21.	CONCERNING INDENTURE TRUSTEE.
     Section 21.1. Limitation of Indenture Trustee’s Liabilities. Notwithstanding any provision herein or in any of the other Operative Agreements to the contrary, Indenture Trustee’s obligation to take or refrain from taking any actions, or to use its discretion (including, but not

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limited to, the giving or withholding of consent or approval and the exercise of any rights or remedies under such Operative Agreements), and any liability therefor, shall, in addition to any other limitations provided herein or in the other Operative Agreements, be limited by the provisions of the Indenture, including, but not limited to, Article VI thereof.
     Section 21.2. Right, Title and Interest of Indenture Trustee under Lease. It is understood and agreed that the right, title and interest of Indenture Trustee in, to and under this Lease and the Rent due and to become due hereunder shall by the express terms granting and conveying the same be subject to the interest of Lessee in and to the Equipment.

SECTION 22.	TERMINATION UPON PURCHASE BY LESSEE; OPTIONS TO RENEW.
     Section 22.1. Termination upon Purchase by Lessee. If Lessee shall have exercised its option to purchase any Unit pursuant to Section 23 and shall not have elected to purchase Owner Participant’s Beneficial Interest pursuant to Section 23(c), upon payment by Lessee of the purchase price with respect to such Unit as provided in Section 23, and upon payment by Lessee of all Rent then due and payable under this Lease with respect to such Unit, the Lease Term shall end with respect to such Unit and the obligations of Lessee to pay Rent hereunder with respect to such Unit (except for Supplemental Rent obligations surviving pursuant to the Participation Agreement or the Tax Indemnity Agreement or which have otherwise accrued but not been paid as of the date of such payment) shall cease.
     Section 22.2. Renewal Option at Expiration of Basic Term. (a) [Reserved].
     (b) So long as no Specified Default or Event of Default shall have occurred and be continuing, Lessee shall have the right, upon not less than 180 days’ prior irrevocable notice to Lessor at the end of the Basic Term or any Fair Market Renewal Term, pursuant to this Section, to renew this Lease with respect to, at the sole discretion of Lessee, either all or a Minimum Number for one or more successive Renewal Terms of not less than one year each (each a “Fair Market Renewal Term”), commencing at the end of the Basic Term or the end of any Fair Market Renewal Term, as the case may be; provided that the aggregate duration of the Fair Market Renewal Terms for such Units, when added to the duration of the Basic Term and all prior Fair Market Renewal Terms for such Units, shall not in any event exceed either (i) 80% of the estimated useful life of such Units, or (ii) the point at which such Units are estimated to have a Fair Market Sales Value of 20% of the original Equipment Cost of such Units (without giving effect to inflation or deflation since the Delivery Date for such Units), in each case as determined by appraisal (in accordance with the procedures set forth in the definition of “Fair Market Sales Value”), completed at a point prior to the end of the Basic Term or the current Fair Market Renewal Term, as the case may be, selected by Lessee. Basic Rent for any such Renewal Term shall be equal to the then Fair Market Rental Value for such Units and shall be payable in semiannual installments in arrears. All other provisions of this Lease, other than Section 10, shall be applicable during any such Renewal Term for such Units, except that the Stipulated Loss Values for such Units shall be determined in accordance with Section 22.5.
     Section 22.3. [Reserved].

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     Section 22.4. Determination of Fair Market Rental Value. Lessee may notify Lessor that Lessee desires a determination of the Fair Market Rental Value of such Units for a. Renewal Term commencing upon the Renewal Term Commencement Date. Lessee’s request for a determination of Fair Market Rental Value shall not obligate Lessee to exercise any of the options provided in Section 22.2.
     Section 22.5. Stipulated Loss Value During Renewal Term. During any Fair Market Renewal Term, the Stipulated Loss Value of any Unit shall be determined by amortizing the Fair Market Sales Value of such Unit as of the first day of such Renewal Term down to the Fair Market Sales Value of such Unit as of the last day of such Renewal Term at the implicit interest rate imputed when discounting on a monthly basis the renewal rents and the Fair Market Sales Value as of the last day of such Renewal Term back to the Fair Market Sales Value as of the first day of such Renewal Term.

SECTION 23.	LESSEE’S OPTIONS TO PURCHASE EQUIPMENT; PURCHASE OF BENEFICIAL INTEREST.
          (a) So long as no Specified Default or Event of Default shall have occurred and be continuing, Lessee shall have the option:
     (i) upon not less than 180 days’ nor more than 360 days’ prior irrevocable notice to Lessor to purchase on the Basic Term Expiration Date or the Business Day next following the expiration of any Renewal Term then in effect, either all or a Minimum Number of Units at a price equal to the Fair Market Sales Value for such Units;
     (ii) upon not less than 90 days’ nor more than 360 days’ prior irrevocable notice to Lessor to purchase on the EBO Fixed Purchase Price Date, at the sole discretion of Lessee, either all of the Units of Equipment or a Minimum Number of Units on the EBO Fixed Purchase Price Date at a price equal to the EBO Fixed Purchase Price (as such EBO Fixed Purchase Price may be adjusted from time to time pursuant to and in accordance with Section 2.6 of the Participation Agreement); and
     (iii) upon not less than 90 days’ nor more than 360 days’ prior irrevocable notice to Lessor at any time after the EBO Fixed Purchase Price Date, any Unit of Equipment if Lessee determines and provides to Owner Trustee and Owner Participant a certificate executed by the Chief Financial Officer of Lessee to the effect that the cost of any improvements thereto required by Section 8.1(iv) would exceed 20% of the Fair Market Sales Value of such Unit as of such date, at a price equal to the higher of the Fair Market Sales Value or Termination Value as of such date for such Unit.
          (b) If Lessee shall have exercised its option to purchase any Unit pursuant to Sections 23(a)(i) or 23(a)(iii) and shall have requested a determination of Fair Market Sales Value at least 180 days prior to the date of such purchase, Owner Trustee and Lessee shall comply in a timely manner with their respective obligations set forth in the definition of “Fair Market Sales Value.” If Lessee shall have exercised its option to purchase any Unit hereunder, and so long as Lessee has not exercised its option to purchase the Beneficial Interest pursuant to Section 23(c) below, on the date of such purchase (x) Owner Trustee shall, subject to the

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payment in full of all amounts referred to in clauses (y) and (z) below, assign, transfer and convey to Lessee all right, title and interest of Owner Trustee in and to each Unit being purchased on such date on an “as is, where is” basis, without recourse or warranty except as to Lessor’s Liens attributable to Owner Trustee or Owner Participant other than Permitted Liens, (y) Lessee shall pay, by 12:00 noon (New York City time) on such date by wire transfer in immediately available funds, to Owner Trustee the Fair Market Sales Value or the EBO Fixed Purchase Price, as the case may be, with respect to the Units purchased on such date plus any sales, use or other similar taxes imposed on such purchase or transfer, and (z) Lessee shall pay pursuant to Section 22.1 (i) all Basic Rent due and payable prior to such date of purchase plus all other Supplemental Rent due and payable as of such date of purchase, including, in respect of any Make-Whole Amount with respect to any Equipment Note due and payable on such date of purchase.
          (c) If Lessee shall have exercised its option pursuant to Section 23(a)(ii) above and shall have elected to purchase all but not less than all of the Units, Lessee shall have the option to purchase the Beneficial Interest from Owner Participant and shall assume all of the rights and obligations of Owner Participant under each of the Operative Agreements to which Owner Participant is a party (other than any obligations or liabilities of Owner Participant incurred on or prior to the applicable purchase date, which obligations and liabilities shall remain the sole responsibility of Owner Participant); provided, however, Lessee shall not entitled to exercise such option unless Indenture Trustee and the Loan Participants shall have received an opinion of counsel stating that Indenture Trustee and Loan Participants shall be entitled to the benefits of Section 1168 of the Bankruptcy Code (or any successor provision) to the same extent as immediately prior to Lessee’s exercise of this option, such opinion to be reasonably satisfactory to Indenture Trustee and the Loan Participants. On the applicable purchase date (x) Lessee shall pay any unpaid Basic Rent due and payable prior to such date of purchase and any other Rent then due and payable and such amounts shall be distributed as provided in the Indenture and the Trust Agreement and (y) Lessee shall pay to Owner Participant, in immediately available funds, an amount equal to the excess of the applicable purchase price over an amount equal to the sum of the principal of, and any accrued and unpaid interest on, the outstanding Equipment Notes on such date after taking into account any payments of principal or interest made in respect of the outstanding Equipment Notes on such date plus any sales, use or other similar taxes imposed on such purchase or transfer, and upon payment and (in the case of clause (x) above) distribution of the amounts set forth in clauses (x) and (y) above, Owner Participant will assign, transfer and convey to Lessee, without recourse or warranty except as to Lessor’s Liens attributable to Owner Trustee or Owner Participant other than Permitted Liens, all of Owner Participant’s right, title and interest in and to the Beneficial Interest. If Lessee shall have exercised the option to purchase the Beneficial Interest from Owner Participant as described above, Owner Participant shall receive on the applicable purchase date a release in form and substance satisfactory to it, from all liabilities under the Operative Agreements (other than those liabilities set forth in the first sentence of this Section 23(c)).

SECTION 24.	LIMITATION OF LESSOR’S LIABILITY.
     It is expressly agreed and understood that all representations, warranties and undertakings of Lessor hereunder (except as expressly provided herein) shall be binding upon Lessor only in its capacity as Owner Trustee under the Trust Agreement and in no case shall Wilmington Trust

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Company be personally liable for or on account of any statements, representations, warranties, covenants or obligations stated to be those of Lessor hereunder, except that Lessor (or any successor Owner Trustee) shall be personally liable for its gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein to the extent covenanted or made in its individual capacity.

SECTION 25.	FILING IN MEXICO.
     In the event that during the Lease Term (A) a central filing system becomes available in Mexico for the filing or recording of security interests or ownership rights in railroad rolling stock, (B) Lessee elects as a business practice to conduct such filings or recordings with respect to equipment owned or leased by Lessee that is used in a manner similar to the Units and (C) Lessee has not previously taken such action in accordance with the requirements of Section 16.1 hereof, then Lessee will take, or cause to be taken, at Lessee’s cost and expense, such action with respect to the filing or recording of this Lease, the Indenture or any supplements hereto or thereto (or appropriate evidence thereof) and any financing statements or other instruments as may be necessary or reasonably required to maintain, so long as the Indenture or this Lease is in effect and such central filing system remains available, the benefit of such filing or recording in Mexico for the protection of the security interest created by the Indenture and any security interest that may be claimed to have been created by this Lease and the ownership interest of Lessor in each Unit to the extent such protection is available pursuant to such filing or recording in Mexico.

SECTION 26.	MISCELLANEOUS.
     Section 26.1. Governing Law; Severability. This Lease and any extensions, amendments, modifications, renewals or supplements hereto shall be governed by and construed in accordance with the internal laws and decisions (as opposed to conflicts of law provisions) of the State of New York; provided, however, that the parties shall be entitled to all rights conferred by any applicable Federal statute, rule or regulation. Whenever possible, each provision of this Lease shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Lease shall be prohibited by or invalid under the laws of any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Lease in any other jurisdiction.
     Section 26.2. Execution in Counterparts. This Lease may be executed in any number of counterparts, each executed counterpart constituting an original and in each case such counterparts shall constitute but one and the same instrument; provided, however, that to the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code) no security interest in this Lease may be created through the transfer or possession of any counterpart hereof other than the counterpart bearing the receipt therefor executed by Indenture Trustee on the signature page hereof, which counterpart shall constitute the only “original” hereof for purposes of the Uniform Commercial Code.
     Section 26.3. Headings and Table of Contents; Section References. The headings of the sections of this Lease and the Table of Contents are inserted for purposes of convenience only

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and shall not be construed to affect the meaning or construction of any of the provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Lease.
     Section 26.4. Successors and Assigns. This Lease shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective permitted successors and assigns.
     Section 26.5. True Lease. It is the intent of the parties to this Lease that it be, and this Lease shall be, a single and indivisible true lease of the Equipment for all purposes, including, without limitation, for Federal income tax purposes. Lessor shall at all times be the owner of each Unit which is the subject of this Lease for all purposes, this Lease conveying to Lessee no right, title or interest in any Unit except as lessee. Nothing contained in this Section 26.5 shall be construed to limit Lessee’s use or operation of any Unit or constitute a representation, warranty or covenant by Lessee as to tax consequences.
     Section 26.6. Amendments and Waivers. No term, covenant, agreement or condition of this Lease may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto; provided, however, that any breach or default, once waived in writing, unless otherwise specified in such waiver, shall not be deemed continuing for any purpose of the Operative Agreements.
     Section 26.7. Survival. All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by any such party or on the behalf of any such party under this Lease, shall be considered to have been relied upon by each other party hereto and shall survive the consummation of the transactions contemplated hereby on any Closing Date regardless of any investigation made by any such party or on behalf of any such party.
     Section 26.8. Business Days. If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date and as to any payment (provided any such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day.
     Section 26.9. Directly or Indirectly. Where any provision in this Lease refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     Section 26.10. Incorporation by Reference. The payment obligations set forth in the Tax Indemnity Agreement and Sections 7.1 and 7.2 of the Participation Agreement are hereby incorporated by reference.
     Section 26.11. Entitlement to §1168 Benefits. It is the intent of the parties that Lessor (and Indenture Trustee as assignee of Lessor under the Indenture) shall be entitled to the benefits

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of Section 1168 of the Bankruptcy Code with respect to the right to repossess any Unit and to enforce any of its other rights or remedies as provided herein, and in any circumstances where more than one construction of the terms and conditions of this Lease is possible, a construction which would preserve such benefits shall control over any construction which would not preserve such benefits or would render them doubtful. To the extent consistent with the provisions of Section 1168 of the Bankruptcy Code or any analogous section of the Bankruptcy Code or other applicable law, it is hereby expressly agreed and provided that, notwithstanding any other provision of the Bankruptcy Code, any right of Lessor to take possession of any Unit and to enforce any of its other rights or remedies in compliance with the provisions of this Lease shall not be affected by the provisions of Section 362 or 363 of the Bankruptcy Code or any analogous provision of any superseding statute or any power of a bankruptcy court to enjoin such undertaking or possession.
     Section 26.12. Waiver of Jury Trial. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS LEASE OR ANY OTHER OPERATIVE AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED.

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     IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be duly executed and delivered on the day and year first above written.

LESSOR:

KCSR TRUST 2005-1,acting through
WILMINGTON TRUST COMPANY, not in its
individual capacity, but solely as Owner Trustee

By:	/s/ Michele C. Harra

Name: Michele C. Harra
Title: Financial Services Officer

LESSEE

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:	/s/ Ronald G. Russ

Name: Ronald G. Russ
Title: Executive Vice President & CFO
Receipt of the original counterpart
of the foregoing Lease is hereby
acknowledged this 20th day of
December, 2005.

WELLS FARGO BANK NORTHWEST, NATIONAL
ASSOCIATION, as Indenture Trustee

By:	/s/ Jon Creasmun

Name: Jon Creasmun
Title: Assistant Vice President

Equipment Lease Agreement (KCSR 2005-1)

STATE OF DELAWARE                  )
                                                             ) ss:
COUNTY OF NEW CASTLE           )
     On this 19th day of December, 2005, before me personally appeared Michele C. Harra to me personally known, who being by me duly sworn, says that he/she is a Financial Services Officer of Wilmington Trust Company, that said instrument was signed and sealed on December 19, 2005, on behalf of said association by authority of its Board of Directors; and he/she acknowledged that the execution of the foregoing instrument was the free act and deed of said association

By	/s/ Amanda E. Burger

(SEAL)
My Commission Expires: March 7, 2007.
STATE OF MISSOURI                        )
                                                               ) ss:
COUNTY OF JACKSON                     )
     On this 19th day of December, 2005, before me personally appeared Paul J. Weyandt to me personally known, who being by me duly sworn, says that he is the Senior Vice President-Finance & Treasurer of THE KANSAS CITY SOUTHERN RAILWAY COMPANY, that said instrument was signed and sealed on December 19, 2005, on behalf of said corporation by authority of its Board of Directors; and he acknowledged that the execution of the foregoing instrument was the free act and deed of said corporation.

By	/s/ Linda Reeve
Notary Public
(SEAL)
My Commission Expires: August 4, 2006.

Equipment Lease Agreement (KCSR 2005-1)